Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Emily Downing-Baer edowning@unum.com
INVESTORS	Matt Royal investorrelations@unum.com

Unum Group Reports Third Quarter 2026 Results

•Net loss of $419.7 million ($2.65 per diluted common share) for the third quarter of 2026; after-tax adjusted operating income of $349.0 million ($2.20 per diluted common share).
•Core operations top-line trends remained strong with premium growth of 4.7 percent on a constant currency basis.
•Core operations margins were also strong, including an adjusted operating return on equity of 21.3 percent, and traditional U.S. life insurance company statutory operating earnings were solid at approximately $300 million when adjusting for the impacts related to the anticipated closing of our external reinsurance transaction.
•The annual GAAP reserve assumption updates increased net income by $23.5 million, reflecting a decrease in reserves driven primarily by favorable trends in Unum US and Colonial Life.
•Capital return continued at a consistent pace, with approximately $200 million of shares repurchased and $80.1 million of common stock dividends, bringing year-to-date capital return to $1,038.5 million.
•Robust balance sheet with holding company liquidity of $1.4 billion and weighted average risk-based capital ratio of approximately 485 percent, well above target levels.
•Book value per common share of $68.90 grew 6.7 percent over the year-ago quarter; book value per common share excluding accumulated other comprehensive income (AOCI) of $76.73 fell 0.9 percent from the year-ago quarter.

CHATTANOOGA, Tenn. (November 3, 2026) - Unum Group (NYSE: UNM) today reported a net loss of $419.7 million ($2.65 per diluted common share) for the third quarter of 2026, compared to net income of $39.7 million ($0.23 per diluted common share) for the third quarter of 2025.

Included in net loss for the third quarter of 2026 is a before-tax net investment loss on the Company’s investment portfolio of $853.0 million, primarily related to impairment losses recognized as a result of our intent to transfer assets supporting the 2026 Fortitude Re long-term care reinsurance transaction, and the Closed Block segment before-tax adjusted operating loss of $135.6 million, as well as the tax benefit on these items of $207.9 million. Also included in our results for the third quarter of 2026 is a net tax only benefit of $12.0 million, reflecting the effect of the release of an unrecognized tax benefit liability of $188.2 million, mostly offset by a deferred tax asset valuation allowance of $176.2 million. Included in net income for the third quarter of 2025 is a before-tax net investment gain on the Company’s investment portfolio of $128.0 million and the Closed Block segment before-tax adjusted operating loss of $682.3 million, as well as the tax benefit on these items of $114.6 million. Excluding the items above, after-tax adjusted operating income was $349.0 million ($2.20 per diluted common share) in the third quarter of 2026, compared to $479.4 million ($2.81 per diluted common share) in the third quarter of 2025.

“The third quarter reflected continued good premium growth and strong customer retention across our employee benefits portfolio. Our underlying earnings results did fall short of our expectations with very good performance in our voluntary benefits businesses being offset by elevated claim submissions in group disability," said Richard P. McKenney, president and chief executive officer. "Our diversified business model and deep expertise give us confidence to address these trends for our franchise, which continues to see high returns. When combined with our strong capital position, consistent capital deployment, and management of our closed block, we will drive long-term growth and value for shareholders as we execute against our strategic priorities."

Beginning with the third quarter, we have revised our definition of after-tax adjusted operating income based on discussions with the staff of the Securities and Exchange Commission regarding our use of non-GAAP financial measures during an ongoing comment letter process. The revision does not impact our GAAP net income. As a result, our full-year 2026 after-tax adjusted operating income per share will now include the impact of our annual reserve assumption updates and refinements. See "Non-GAAP Financial Measures" beginning on page 6 for more information regarding this update.

Included in after-tax adjusted operating income for the third quarter of 2026 was the following notable item as a result of this change, an after-tax net reserve decrease in our core operating segments of $53.2 million, or $0.33 per diluted common share, comprised of an after-tax net reserve decrease related to assumption updates of $67.0 million, or $0.42 per diluted common share, and an after-tax reserve increase related to refinements of $13.8 million, or $0.09 per diluted common share. For comparison purposes, included in after-tax adjusted operating income for the third quarter of 2025 was the following notable item, a net after-tax reserve decrease related to assumption updates in our core operating segments of $128.1 million, or $0.75 per diluted common share.

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "segment adjusted operating income" or "segment adjusted operating loss", which differ from income (loss) before income tax as presented in our consolidated statements of operations due to the exclusion of investment gains or losses and certain other items as specified in the reconciliations below. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, impairment losses, and gains or losses on derivatives. These performance measures are in accordance with U.S. generally accepted accounting principles (GAAP) guidance for segment reporting, but they should not be viewed as a substitute for income (loss) before income tax, net income, or net loss.

Unum US Segment

Unum US reported a decrease of 35.2 percent in segment adjusted operating income to $315.3 million in the third quarter of 2026, compared to $486.8 million in the third quarter of 2025. Premium income increased 5.2 percent to $1,846.6 million in the third quarter of 2026, compared to $1,755.4 million in the third quarter of 2025. Net investment income increased 8.6 percent to $164.9 million in the third quarter of 2026, compared to $151.9 million in the third quarter of 2025. Sales decreased 8.5 percent to $163.9 million in the third quarter of 2026, compared to $179.1 million in the third quarter of 2025.

Within the Unum US operating segment, the group disability line of business reported a 60.4 percent decrease in segment adjusted operating income to $94.8 million in the third quarter of 2026, compared to $239.3 million in the third quarter of 2025. Premium income for the group disability line of business increased 4.0 percent to $816.6 million in the third quarter of 2026, compared to $785.2 million in the third quarter of 2025, due primarily to sales and higher persistency. Net investment income increased 5.8 percent to $79.7 million in the third quarter of 2026, compared to $75.3 million in the third quarter of 2025, due to an increase in the allocation of net investment income on corporate owned excess assets and higher miscellaneous investment income. The benefit ratio for the third quarter of 2026 was 67.1 percent, compared to 47.8 percent in the third quarter of 2025, due to less favorable reserve assumption updates and refinements in the third quarter of 2026 compared to prior year, higher incidence, prior period pricing actions, and higher average claim size in the long-term disability product line. Persistency in the group long-term disability product line was 91.4 percent for the first nine months of 2026, compared to 90.6 percent for the first nine months of 2025. Persistency in the group short-term disability product line was 90.9 percent for the first nine months of 2026, compared to 88.6 percent for the first nine months of 2025.

The group life and accidental death and dismemberment line of business reported a 14.3 percent decrease in segment adjusted operating income to $78.2 million in the third quarter of 2026, compared to $91.2 million in the third quarter of 2025. Premium income for this line of business increased 6.6 percent to $551.4 million in the third quarter of 2026, compared to $517.2 million in the third quarter of 2025, due to higher persistency and sales. Net investment income increased 17.5 percent to $24.9 million in the third quarter of 2026, compared to $21.2 million in the third quarter of 2025, due to an increase in the allocation of net investment income on corporate owned excess assets as well as an increase in yield on invested assets. The benefit ratio in the third quarter of 2026 was 68.8 percent, compared to 65.4 percent in the third quarter of 2025, due to unfavorable waiver of premium experience, where premiums are waived

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while a group life insured is on a disability claim, and higher average claim size in the accidental death and dismemberment product line. Persistency in the group life product line was 92.3 percent for the first nine months of 2026, compared to 89.8 percent for the first nine months of 2025. Persistency in the accidental death and dismemberment product line was 91.9 percent for the first nine months of 2026, compared to 88.6 percent for the first nine months of 2025.

The supplemental and voluntary line of business reported a decrease of 9.0 percent in segment adjusted operating income to $142.3 million in the third quarter of 2026, compared to $156.3 million in the third quarter of 2025. Premium income for the supplemental and voluntary line of business increased 5.7 percent to $478.6 million in the third quarter of 2026, compared to $453.0 million in the third quarter of 2025, due primarily to prior period sales in the voluntary benefits and dental and vision product lines, partially offset by lower persistency across all product lines. Net investment income increased 8.8 percent to $60.3 million in the third quarter of 2026, compared to $55.4 million in the third quarter of 2025, due to an increase in the yield on invested assets and higher miscellaneous income, partially offset by a decrease in the level of invested assets. The benefit ratio was 45.4 percent in the third quarter of 2026, compared to 40.3 percent in the third quarter of 2025, primarily due to less favorable reserve assumption updates and refinements. Persistency in the voluntary benefits product line was 75.9 percent for the first nine months of 2026, compared to 76.5 percent for the first nine months of 2025. Persistency in the individual disability product line was 87.4 percent for the first nine months of 2026, compared to 87.7 percent for the first nine months of 2025. Persistency in the dental and vision product line was 78.4 percent for the first nine months of 2026, compared to 83.1 percent for the first nine months of 2025.

Unum International Segment

The Unum International segment reported segment adjusted operating income of $0.2 million in the third quarter of 2026, a decrease of 99.5 percent from $44.2 million in the third quarter of 2025. Premium income increased 3.7 percent to $291.6 million in the third quarter of 2026, compared to $281.1 million in the third quarter of 2025. Net investment income increased 3.3 percent to $37.4 million in the third quarter of 2026, compared to $36.2 million in the third quarter of 2025. Sales decreased 41.6 percent to $29.0 million in the third quarter of 2026, compared to $49.7 million in the third quarter of 2025.

The Unum UK line of business reported a segment adjusted operating loss, in local currency, of £1.4 million in the third quarter of 2026, a decrease from segment adjusted operating income of £27.0 million in the third quarter of 2025. Premium income was £176.9 million in the third quarter of 2026, an increase of 3.5 percent from £171.0 million in the third quarter of 2025, due primarily to in-force block growth in the group life and supplemental product lines. Net investment income was £25.0 million in the third quarter of 2026, an increase of 3.7 percent from £24.1 million in the third quarter of 2025, due primarily to higher yield on invested assets, partially offset by a decrease in the level of invested assets. The benefit ratio was 91.0 percent in the third quarter of 2026, compared to 73.4 percent in the third quarter of 2025, due to unfavorable reserve assumption updates in the third quarter of 2026 compared to prior year, as well as higher incidence in the group long-term disability product line. Sales decreased 45.9 percent to £15.9 million in the third quarter of 2026, compared to £29.4 million in the third quarter of 2025. Persistency in the group long-term disability product line was 88.3 percent for the first nine months of 2026, compared to 92.3 percent for the first nine months of 2025. Persistency in the group life product line was 86.0 percent for the first nine months of 2026, compared to 90.2 percent for the first nine months of 2025. Persistency in the supplemental product line was 91.5 percent for the first nine months of 2026, compared to 93.6 percent for the first nine months of 2025.

Colonial Life Segment

Colonial Life reported segment adjusted operating income of $169.4 million in the third quarter of 2026, a 35.0 percent increase compared to $125.5 million in the third quarter of 2025. Premium income increased 3.0 percent to $470.0 million in the third quarter of 2026, compared to $456.5 million in the third quarter of 2025, due to prior period sales. Net investment income increased 13.5 percent to $50.3 million in the third quarter of 2026, compared to $44.3 million in the third quarter of 2025, due to an increase in the level of invested assets, an increase in the allocation of net investment income from our corporate owned excess assets, and an increase in the yield on invested assets. The benefit ratio was 38.0 percent in the third quarter of 2026, compared to 46.3 percent in the third quarter of 2025,

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primarily due to more favorable reserve assumption updates and favorable claims experience in the cancer and critical illness and life product lines. Sales increased 6.4 percent to $132.6 million in the third quarter of 2026, compared to $124.6 million in the third quarter of 2025. Persistency in the Colonial Life segment was 78.3 percent for the first nine months of 2026, compared to 78.7 percent for the first nine months of 2025.

Corporate Segment

The Corporate segment reported a segment adjusted operating loss of $45.7 million in the third quarter of 2026, a decrease compared to segment adjusted operating loss of $47.7 million in the third quarter of 2025 due primarily to higher net investment income, which was driven by an increase in the level of invested assets, partially offset by a decrease in the yield on invested assets.

Closed Block Segment

The Closed Block segment reported a segment adjusted operating loss of $135.6 million in the third quarter of 2026, a decrease compared to segment adjusted operating loss of $682.3 million in the third quarter of 2025, driven primarily by less unfavorable reserve assumption updates. The net premium ratio increased to 98.1 percent as of September 30, 2026 from 97.8 percent as of June 30, 2026. Results also reflect robust protections at our Fairwind entity, measured by statutory reserves and excess capital above our best estimate reserves, estimated to be approximately $2 billion following the anticipated closing of the 2026 Fortitude Re reinsurance transaction. In addition, we continued risk management actions including approximately 25 percent achievement of our current premium rate approval program.

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 158.6 million for the third quarter of 2026, compared to 170.6 million for the third quarter of 2025. Shares outstanding totaled 156.2 million at September 30, 2026. During the third quarter of 2026, the Company repurchased 2.1 million shares at a total cost of $202.0 million.

Capital Management

At September 30, 2026, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 485 percent, and the holding companies had available holding company liquidity of $1,383.4 million.

Book Value

Book value per common share as of September 30, 2026 was $68.90, compared to $64.56 at September 30, 2025. Book value per common share excluding AOCI as of September 30, 2026 was $76.73, compared to $77.39 at September 30, 2025.

Effective Income Tax Rate

The effective income tax rate used to determine after-tax adjusted operating income was 20.5 percent in the third quarter of 2026, compared to 21.3 percent in the third quarter of 2025. The decrease in the rate was driven primarily by a release of unrecognized tax benefits due to completion of an Internal Revenue Service exam in 2026.

Outlook

As noted above, we have revised our definition of after-tax adjusted operating income. Incorporating the annual assumption review and refinements, our results through the first three quarters, and our fourth-quarter expectations for the core segments, we now expect full-year 2026 after-tax adjusted operating income per share of $8.30 to $8.50, which includes approximately $0.33 from the notable item.

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Impact of Annual Reserve Assumption Updates to Net Income

	Three Months Ended September 30
	(in millions of dollars)
	2026	2025
Unum US
Group Disability	$36.6	$105.8
Group Life and Accidental Death and Dismemberment	5.0	3.1
Supplemental and Voluntary	26.9	38.8
Total Unum US	68.5	147.7

Unum International	(27.3)	5.4

Colonial Life	42.5	8.9

Core Operating Segments	83.7	162.0

Closed Block
Long-term Care[1]	(54.9)	(643.1)
Closed Block - All Other	(0.1)	2.6
Total Closed Block	(55.0)	(640.5)

Cash Flow Assumption Update Impacts to Income Before Income Tax	$28.7	$(478.5)

Cash Flow Assumption Update Impacts to Net Income	$23.5	$(377.8)

[1]$9.5 million of the $54.9 million reduction to income before income tax for the three months ended September 30, 2026 is associated with the retained long-term care block after the anticipated closing of the 2026 Fortitude Re reinsurance transaction.

Impact of Notable Items to Benefit Ratios

	Three Months Ended September 30
	2026		2025
	Reported Benefit Ratio	Benefit Ratio, Excluding Notable Items	Reported Benefit Ratio	Benefit Ratio, Excluding Notable Items
Unum US Group Disability	67.1%	70.6%	47.8%	61.3%
Unum US Group Life and AD&D	68.8	69.7	65.4	66.0
Unum US Supplemental and Voluntary	45.4	49.0	40.3	48.9
Unum International	86.3	76.9	69.4	71.3
Colonial Life	38.0	47.0	46.3	48.2

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NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures which exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  We believe the following non-GAAP financial measures are better performance measures and better indicators of the revenue and profitability and underlying trends in our business:

•After-tax adjusted operating income or loss, which excludes investment gains or losses, Closed Block segment after-tax adjusted operating income or loss, and certain other items;
•Book value per common share, which is calculated excluding AOCI;
•Premium income in constant currency, which excludes the impact of fluctuations in exchange rates between the U.S. dollar and the local currencies in which our Unum International segment is conducted. Given volatility in foreign currency exchange markets, exchange rates can fluctuate between periods. We believe translating prior period results using current period local currency exchange rates provides a more comparable view of our results; and
•Adjusted operating return on equity, which is calculated using our core operating segments' after-tax segment adjusted operating income or loss and our core operating segments' equity adjusted to exclude the unrealized gain or loss on securities, the effect of change in discount rate assumptions on the liability for future policy benefits, and net gain or loss on derivatives.
•After-tax segment adjusted operating income or loss, which excludes investment gains or losses and certain other items, as applicable.

We measure and analyze our segment performance on the basis of "segment adjusted operating revenue" and "segment adjusted operating income" or "segment adjusted operating loss", which differ from total revenue and income (loss) before income tax as presented in our consolidated statements of operations due to the exclusion of investment gains and losses and certain other items.

Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, impairment losses, and gains or losses on derivatives. Investment gains or losses and unrealized gains or losses on securities depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our Company. We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business. Book value per common share excluding AOCI provides a more comparable and consistent view of our results, as AOCI tends to fluctuate depending on market conditions and general economic trends.

We have completed reinsurance transactions to exit significant portions of our Closed Block businesses and we are no longer accepting new enrollments on existing group long-term care policies. As a result of these actions and the continued run-off of the Closed Block business, Closed Block segment earnings are less relevant to our financial results and as such, we exclude the results of the Closed Block segment from after-tax adjusted operating income. As part of this update, we also determined that it is no longer necessary to adjust after-tax adjusted operating income to exclude the amortization of the cost of reinsurance, the amortization of the deferred gain on reinsurance, and the impact of non-contemporaneous reinsurance, because the majority of these items are included in Closed Block segment results. Prior period financial information has been adjusted to conform to this updated presentation.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

We no longer exclude reserve assumption updates from our adjusted operating results, and prior period financial information has been adjusted to conform to this updated presentation.

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CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, November 4, 2026, at 8:00 am (Eastern Time) to discuss the results of operations for the third quarter of 2026. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

To receive dial in information for the call, please register in advance by using the following URL:
https://registrations.events/direct/Q4I33079VIPd1LPgnNnne0SpG. Upon registration you will receive a dial-in number to use to access the event. It is recommended that you register at least 10 minutes before the start of the event. In addition, a live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through Wednesday, November 11, 2026 by using the registration URL noted above.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the third quarter of 2026 is available on the “Investors” section of the Company’s website.

# # #

ABOUT UNUM GROUP

Unum Group (NYSE: UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, and vision insurance; leave and absence management support; and behavioral health services. In 2025, Unum Group reported revenues of $13.1 billion and paid $8.3 billion in benefits. The Fortune 500 company is recognized as one of the World’s Most Ethical Companies by Ethisphere®.

Visit the Unum Group newsroom (https://www.unumgroup.com/newsroom) for more information, and connect with us on LinkedIn (https://www.linkedin.com/company/unum), Facebook (https://www.facebook.com/unumbenefits/), and Instagram (https://www.instagram.com/unumbenefits/).

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SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) fluctuation in insurance reserve liabilities, claim payments, and pricing due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (2) sustained periods of low interest rates; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity or unfavorable returns on our investment portfolio; (4) changes in, or interpretations or enforcement of, laws and regulations; (5) a cybersecurity attack or other security breach resulting in compromised data or the unauthorized acquisition of confidential data; (6) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cybersecurity attack, or other event; (7) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (8) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (9) ineffectiveness of our derivatives hedging programs due to changes in forecasted cash flows, the economic environment, counterparty risk, ratings downgrades, capital market volatility, collateral requirements, changes in interest rates, and/or regulation; (10) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (11) our use of artificial intelligence technology, as well as changes in artificial intelligence laws and regulations; (12) the impact of pandemics and other public health issues on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (13) changes in our financial strength and credit ratings; (14) the ability of our reinsurers to meet their obligations to us and availability of reinsurance in the market; (15) our ability to hire and retain qualified employees; (16) disruptions to our business or our ability to access data caused by the use and reliance on third party vendors, including vendors providing web and cloud-based applications; (17) ability to generate sufficient internal liquidity and/or obtain external financing; (18) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, social issues, third-party vendors, external events, and/or cyber or other information security incidents; (19) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (20) effectiveness of our risk management program; (21) contingencies and the level and results of litigation; (22) fluctuation in foreign currency exchange rates; and (23) our ability to meet sustainability standards and expectations of investors, regulators, customers, and other stakeholders.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2025. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

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Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2026	2025	2026	2025
Revenue
Premium Income	$2,800.7	$2,688.0	$8,412.5	$8,138.9
Net Investment Income	522.4	476.8	1,484.2	1,550.7
Net Investment Gain (Loss)	(853.0)	128.0	(863.2)	(96.5)
Other Income	77.4	85.6	239.2	238.3
Total Revenue	2,547.5	3,378.4	9,272.7	9,831.4

Benefits and Expenses
Policy Benefits Including Remeasurement Loss	2,074.7	2,325.3	6,079.9	6,172.4
Commissions	365.0	335.2	1,097.8	1,021.9
Interest and Debt Expense	54.0	52.2	160.4	156.2
Deferral of Acquisition Costs	(188.3)	(173.5)	(566.3)	(521.0)
Amortization of Deferred Acquisition Costs	144.3	132.3	413.9	389.9
Other Expenses	647.2	652.4	2,004.2	1,896.9
Total Benefits and Expenses	3,096.9	3,323.9	9,189.9	9,116.3

Income (Loss) Before Income Tax	(549.4)	54.5	82.8	715.1
Income Tax Expense (Benefit)	(129.7)	14.8	13.6	150.7

Net Income (Loss)	$(419.7)	$39.7	$69.2	$564.4

PER SHARE INFORMATION

Net Income (Loss) Per Common Share
Basic	$(2.65)	$0.23	$0.43	$3.24
Assuming Dilution	$(2.65)	$0.23	$0.43	$3.23

Weighted Average Common Shares - Basic (000s)	158,607.3	170,248.1	159,355.6	174,152.5
Weighted Average Common Shares - Assuming Dilution (000s)	158,607.3	170,588.8	159,735.2	174,570.0
Outstanding Shares - (000s)			156,201.0	168,962.2

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Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30		Nine Months Ended September 30
	2026	2025	2026	2025
	(in millions of dollars, except per share data)
Net Income (Loss)	$(419.7)	$39.7	$69.2	$564.4
Excluding Before-Tax Reconciling Items:
Net Investment Gain (Loss)
Net Investment Gain (Loss) Related to the Fortitude Re Reinsurance Transactions	(833.5)	137.6	(833.5)	(46.8)
Net Investment Loss, Other	(19.5)	(9.6)	(29.7)	(49.7)
Total Net Investment Gain (Loss)	(853.0)	128.0	(863.2)	(96.5)
Closed Block Segment Before-Tax Adjusted Operating Loss	(135.6)	(682.3)	(356.3)	(685.1)
Strategic Actions	—	—	(30.7)	—
Total Before-Tax Reconciling Items	(988.6)	(554.3)	(1,250.2)	(781.6)
Income Tax Effects:
Income Tax Benefit on Before-Tax Reconciling Items Above[1]	(207.9)	(114.6)	(259.9)	(157.6)
Income Tax Only Reconciling Items[2]	(12.0)	—	(12.0)	—
Total Income Tax Effects	(219.9)	(114.6)	(271.9)	(157.6)
After-Tax Adjusted Operating Income	$349.0	$479.4	$1,047.5	$1,188.4

After-Tax Adjusted Operating Income per share	$2.20	$2.81	$6.56	$6.81
[1] The income tax benefit on reconciling items represents the aggregate tax impact of the reconciling items presented above. The tax effects are calculated discretely using applicable statutory tax rates for the jurisdictions in which the underlying adjustments occur. The effective tax rate on reconciling items may differ from the Company’s consolidated effective tax rate.

[2] Reflects the tax benefit of $188.2 million related to the release of an unrecognized tax benefit liability and a tax expense of $176.2 million related to a valuation allowance on certain deferred tax assets.

	September 30
	2026		2025
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$10,761.6	$68.90	$10,908.8	$64.56
Excluding:
Net Unrealized Loss on Securities	(3,215.8)	(20.59)	(1,978.2)	(11.71)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	2,876.8	18.42	656.6	3.88
Net Loss on Derivatives	(411.3)	(2.63)	(264.2)	(1.56)
Subtotal	11,511.9	73.70	12,494.6	73.95
Excluding:
Foreign Currency Translation Adjustment	(269.9)	(1.73)	(246.1)	(1.46)
Subtotal	11,781.8	75.43	12,740.7	75.41
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(203.8)	(1.30)	(335.4)	(1.98)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Loss	$11,985.6	$76.73	$13,076.1	$77.39

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	Three Months Ended
	September 30, 2026	September 30, 2025
	Premium Income	Premium Income in Local Currency[1]		Weighted Average Premium Income Exchange Rate[2]	Premium Income in Constant Currency

Unum International
Unum UK	$237.8		£171.0	1.344	$229.8
Unum Poland	53.8	zł	184.0	0.266	48.9
Total	291.6				278.7
Unum US	1,846.6		$1,755.4		1,755.4
Colonial Life	470.0		$456.5		456.5
Core Operations	$2,608.2				$2,490.6
1Premium income shown in millions of pounds for Unum UK, millions of zlotys for Unum Poland, and millions of U.S. dollars for Unum US and Colonial Life.
2Exchange rate is calculated using the average foreign currency exchange rates for the most recent period, applied to the comparable prior period.

	After-Tax Segment Adjusted Operating Income (Loss)	Average Allocated Equity[1]	Annualized Adjusted Operating Return on Equity

Three Months Ended September 30, 2026
Unum US	$249.8	$4,356.1	22.9%
Unum International	2.6	729.9	1.4%
Colonial Life	134.1	2,176.4	24.6%
Core Operating Segments	386.5	7,262.4	21.3%
Corporate	(37.5)	1,168.4
Closed Block	(106.7)	3,428.7
Total	$242.3	$11,859.5
1 Excludes unrealized loss on securities, the effect of change in discount rate assumptions on the liability for future policy benefits, and net loss on derivatives and is calculated using the stockholders' equity balances presented below.

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Three Months Ended September 30
2026
(in millions)
Net Loss	$(419.7)
Excluding Before-Tax Reconciling Items:
Net Investment Loss	(853.0)
Total Before-Tax Reconciling Items	(853.0)
Income Tax Effects:
Income Tax Benefit on Before-Tax Reconciling Items Above[1]	(179.0)
Income Tax Only Reconciling Items[2]	(12.0)
Total Income Tax Effects	(191.0)
After-tax Segment Adjusted Operating Income	$242.3
[1] The income tax benefit on reconciling items represents the aggregate tax impact of the reconciling items presented above. The tax effects are calculated discretely using applicable statutory tax rates for the jurisdictions in which the underlying adjustments occur. The effective tax rate on reconciling items may differ from the Company’s consolidated effective tax rate.

[2] Reflects the tax benefit of $188.2 million related to the release of an unrecognized tax benefit liability and a tax expense of $176.2 million related to a valuation allowance on certain deferred tax assets.

	9/30/2026	6/30/2026
Total Stockholders' Equity	$10,761.6	$10,809.5
Excluding:
Net Unrealized Loss on Securities	(3,215.8)	(2,292.8)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	2,876.8	1,174.5
Net Loss on Derivatives	(411.3)	(279.2)
Total Adjusted Stockholders' Equity	$11,511.9	$12,207.0

	Three Months Ended
	9/30/2026
Average Adjusted Stockholders' Equity	$11,859.5

	Three Months Ended September 30
	2026	2025
	(in millions of dollars)
Income (Loss) Before Income Tax	$(549.4)	$54.5
Excluding:
Net Investment Gain (Loss)
Net Investment Gain (Loss) Related to the Fortitude Re Reinsurance Transactions	(833.5)	137.6
Net Investment Loss, Other	(19.5)	(9.6)
Total Net Investment Gain (Loss)	(853.0)	128.0
Segment Adjusted Operating Income (Loss)	$303.6	$(73.5)

12